D-Wave Announces Successful Completion of $400 Million At-the-Market Equity Offering

PALO ALTO, Calif. – July 1, 2025 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services, and the world’s first commercial supplier of quantum computers, today announced that it has successfully completed sales of $400 million in gross proceeds of its common stock pursuant to its previously disclosed $400 million "at-the-market" equity offering program (the “ATM Program”). The $400 million ATM Program, that commenced on June 11th and ended on June 27th, was completed at an average price per share of $15.18. This average price represents a $9.08 or 149% premium to the $6.10 average price per share of the most recent $150M ATM Program that was completed in January of this year. The proceeds from this offering bring the Company’s current cash balance to approximately $815 million.

The Company intends to use the proceeds from this financing primarily for strategic acquisitions and general corporate purposes including additional working capital and capital expenditures.

“With what we believe to be the strongest balance sheet of any public, independent quantum computing company, we intend to invest in acquisitions and programs that will enable us to expand our already significant lead as the only commercial quantum computing company with applications in production,” said Dr. Alan Baratz, CEO of D-Wave.

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. We are the world’s first commercial supplier of quantum computers, and the only company building both annealing and gate-model quantum computers. Our mission is to help customers realize the value of quantum, today. Our quantum computers, the world’s largest, are available on-premises or via the cloud, supported by 99.9% availability and uptime. More than 100 organizations trust D-Wave with their toughest computational challenges. With over 200 million problems submitted to our quantum systems to date, our customers apply our technology to address use cases spanning optimization, artificial intelligence, research and more. Learn more about realizing the value of quantum computing today and how we’re shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Contacts:

Investor Contact:
Kevin Hunt
ir@dwavesys.com

Media Contact:
Alex Daigle
media@dwavesys.com